Exhibit 5.1

December 4, 2019

LMP Automotive Holdings, Inc.

601 N. State Road 7

Plantation, Florida 33317

Re:	Securities Being Registered under Registration Statement on Form S-1
(incorporating Registration Statement on Form S-1 Registration No. 333-232172)

Ladies and Gentlemen:

We have represented LMP Automotive Holdings, Inc., a Delaware corporation (the “Company”), in connection with (i) a Registration Statement on Form S-1, as amended (Registration No. 333-232172) (the “Initial Registration Statement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) pursuant to the Act and the Rules (the “Rule 462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). You have asked us to furnish our opinion as to the legality of the securities being registered under the 462(b) Registration Statement. The 462(b) Registration Statement covers the registration of up to (i) 240,455 shares (the “Direct Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) that may be offered for sale by the Company (including 31,363 shares that may be issued upon exercise of the underwriters’ over-allotment option) and (ii) 10,455 shares that may be issued upon exercise of the representative’s warrant (the “Warrant Shares”).

In connection with the furnishing of this opinion, we have examined originals, or certified copies or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the 462(b) Registration Statement;

2.	the form of the Underwriting Agreement (the “Underwriting Agreement”), filed as Exhibit 1.1 to the Initial Registration Statement;

3.	the form of Representative’s Warrant, included as Exhibit 4.1 to the Initial Registration Statement;

4.	the Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Initial Registration Statement; and

5.	the Bylaws of the Company, filed as Exhibit 3.2 to the Initial Registration Statement.

LMP Automotive Holdings, Inc.

December 4, 2019

In addition, we have examined such corporate records of the Company that we have considered appropriate, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation the certificate of incorporation, as amended, of the Company, the bylaws, as amended, of the Company and certain resolutions of the Board of Directors. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such copies.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that

1.	the Shares have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for as contemplated in the 462(b) Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable;

2.	the Representative’s Warrant constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, under the laws of the State of New York, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

3.	the Warrant Shares, when issued and delivered by the Company upon the exercise of the Representative’s Warrant against payment therefor as set forth in the 462(b) Registration Statement, the Underwriting Agreement and the Representative’s Warrant will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus that forms a part of the Initial Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Very truly yours,

/s/ PRYOR CASHMAN LLP